Exhibit 99.1

Retractable Technologies, Inc. Reports Net Income of $2.4 Million in 2010

LITTLE ELM, Texas—April 6, 2011—Retractable Technologies, Inc. (“Retractable”) (NYSE AMEX: RVP), a leading maker of safety needle devices, announces net income of more than $2.4 million in 2010 compared to a net loss of more than $9.4 million in 2009.  The results for the year ended December 31, 2010 as compared to the year ended December 31, 2009 are as follows.

Revenues decreased 7.1%, due principally to the effect of the Department of Health and Human Services contract in 2009.  Domestic sales were 81.7% of revenues with international sales comprising the remainder.  Domestic unit sales decreased 16.8% and domestic average sales prices increased 3.2%.  International unit sales increased 31.2% and average international selling prices increased.  Overall unit sales decreased 7.4%.

Cost of sales decreased due to lower volume of product sold.  Royalty expenses increased due to higher gross sales.

Despite the 7.1% decrease in revenues, gross profit margins only decreased 0.5%, from 34.7% in 2009 to 34.2% in 2010.

Operating expenses decreased 28.4% from the prior year due to lower litigation costs, lower compensation costs ($800,000), lower stock option expense ($771,000), and lower travel and entertainment costs ($178,000).  Our litigation costs for 2010 were approximately $5.1 million less than the prior year.  Lower litigation costs are the result of an agreement between us and our counsel to cap certain litigation fees.  Additional reductions in expenses in 2010 as compared to 2009 include reductions of $173,000 for consulting, $77,000 in 401(k) expense, and $48,000 for marketing expense.

In 2010, we recognized impairment charges of $365,295 for costs associated with research and development activities compared to impairment charges of $2.6 million in 2009 associated with catheter production equipment.

As a result of the reduction in operating expenses and impairment charges from 2009 to 2010, our operating loss was reduced to $6.8 million in 2010 compared to an operating loss in 2009 of $13.3 million.

Litigation settlements, net reflects cash proceeds of $8.0 million from Hospira, Inc. and a waiver of $1.4 million in marketing fees payable to Abbott Laboratories.  A receivable from Abbott for $144 thousand was also waived.

Benefit for income taxes consists principally of additional refunds due for our 2009 federal tax return reduced by $130 thousand due in Alternative Minimum Tax for 2010.

Cash flow from operations was $8.7 million for 2010 due principally to litigation settlements and improved results from operations.

Our cash position has improved $5.1 million, or 28.4%, over 2009.  The improvement is directly related to the litigation settlement proceeds paid in 2010 and the effect of cost reduction measures taken in 2009 and 2010.  The reduction in litigation costs, particularly from the second quarter of 2010 through the end of the year, was significant.  We expect these lower litigation costs and the effect of the cost reductions to continue.

Retractable manufactures and markets safety medical products, principally VanishPoint® automated retraction safety syringes, automated retraction blood collection devices, and automated retraction IV catheters, that virtually eliminate healthcare worker exposure to accidental needlestick injuries. These revolutionary devices use patented technology that causes the contaminated needle to retract automatically, a feature that is designed to prevent both accidental needlestick injury and device reuse.  Retractable also manufactures and markets Patient Safe® syringes that are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. Retractable’s products are distributed by various specialty and general line distributors. For more information on Retractable, visit our website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events.  We believe that the expectations reflected in such forward-looking statements are accurate.  However, we cannot assure you that such expectations will materialize.  Our actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain liquidity; our maintenance of patent protection; the impact of current litigation; our ability to maintain favorable supplier arrangements and relationships; our ability to quickly increase capacity in response to an increase in demand; our ability to access the market; our ability to maintain or lower production costs; our ability to continue to finance research and development as well as operations and expansion of production; the increased interest of larger market players, specifically Becton Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Investor Contact:

Douglas W. Cowan

Vice President and Chief Financial Officer

(888) 806-2626 or (972) 294-1010